EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated April 9, 2021 related to the financial statements of Harper & Jones, LLC (the “Company”) as of December 31, 2020 and 2019, and for the years then ended, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, which are included in Form 8-K filed on August 2, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Newport Beach, California

November 4, 2022